Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of July 29, 2020 (the “Effective Date”), by and between Jed Kaplan, an individual, (the “Executive”) and Simplicity Esports and Gaming Company, a Delaware corporation (the “Company”). The Company and the Executive may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to retain the services of Executive as the Chief Executive Officer of the Company and the Executive desires to provide such services to the Company; and

WHEREAS, in light of the foregoing, the Company and Executive desire to memorialize their employment relationship on the terms, conditions and covenants set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt of which the Parties hereby acknowledge, Executive and the Company agree as follows:

1. Position. As of the Effective Date, Executive agrees to be employed by the Company in the position of Chief Executive Officer of the Company. Executive shall report to the Board of Directors of the Company (including any designated committee thereof, the “Board of Directors”). In his capacity as the Chief Executive Officer of the Company, Executive shall act as the Company’s principal executive officer, and in such capacity shall undertake the duties and responsibilities customary to that position, subject in all instances to the direction and oversight of the Board of Directors. Executive understands and agrees that the Board of Directors may prescribe such duties, responsibilities, and powers to him as it reasonably determines appropriate, and that, in its sole discretion, the Board of Directors may revise or otherwise amend from time to time the prescribed duties and responsibilities, provided that such duties shall at all times be limited to those customarily undertaken by a person in such position. This Agreement shall be deemed to, and shall, amend, restate and replace any prior employment agreement between the Company and the Executive, and each of such agreements are hereby terminated and shall be of no further force or effect.

2. Executive’s Effort. Executive shall devote sufficient time and his best efforts, skill and attention to his position and to the business and interests of the Company; provided, that nothing herein shall preclude Executive, (i) subject to prior approval of the Board of Directors, from serving on the boards of directors of other for-profit companies, and (ii) from engaging in charitable activities including serving on the boards of directors of non-profit organizations, so long as, in each case, and in the aggregate, such service and management does not conflict with the performance of Executive’s duties hereunder. Executive may be requested to serve as a member of the Board of Directors and on the boards of directors of the Company and Company affiliates, in each case for no additional compensation.

3. Executive’s Location. The principal place of the Executive’s employment shall be in and around Florida. Executive may be required to travel on Company business during the Term.

4. Representations.

(a)	Executive hereby represents and warrants to the Company that: (i) Executive has full power and capacity to execute and deliver, and to perform, all of Executive’s obligations under this Agreement; (ii) upon execution and delivery of this Agreement, this Agreement will be the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms except as the enforceability thereof may be limited by the Enforceability Exceptions (as defined below); and (iii) Executive is not now under any obligation by contract, agreement or understanding to any person, business, or other entity, that is inconsistent, or in conflict, with this Agreement or that would prevent Executive from performing his obligations hereunder. Executive also agrees that he will immediately inform the Company of any such restrictions. For purposes hereof, “Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)	The Company hereby represents and warrants to Executive that: (i) the Company has full power and capacity to execute and deliver, and to perform, all of the Company’s obligations under this Agreement; (ii) upon execution and delivery of this Agreement, this Agreement will be the valid and binding obligation of the Company, enforceable against Executive in accordance with its terms except as the enforceability thereof may be limited by the Enforceability Exceptions; and (iii) the Company is not now under any obligation by contract, agreement or understanding to any person, business, or other entity, that is inconsistent, or in conflict, with this Agreement or that would prevent the Company from performing its obligations hereunder.

5. Compensation.

(a)	Base Salary. The Company shall pay the Executive a monthly base salary in the amount of Five Thousand Dollars ($5,000.00) (the “Base Salary”), which shall be payable on a monthly basis or otherwise in accordance with the Company’s standard policies. Notwithstanding the forgoing, the Parties acknowledge and agree that the Base Salary shall be deferred, and shall accumulate, until the Company has sufficient cash available to make such payments, as to be reasonably determined and agreed by the Board of Directors and Executive, at which time all accrued and unpaid Base Salary shall be paid.

(b)	Equity Grants. In addition to the Base Salary provided in Section 5(a) for service rendered, Executive shall receive compensation in the form of an equity grant of Fifteen Thousand (15,000) shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) for each month of the Term, which shall be granted monthly and which shall be fully vested immediately upon grant.

(c)	Bonus. In addition to the Equity Grants provided for in Section 5(b), the Executive shall be eligible to receive a quarterly bonus in the form of a cash bonus and/or an equity grant of shares of Common Stock (the “Bonus”). Executive’s eligibility for any Bonus and the amount thereof shall be determined solely at the discretion of the Board of Directors. Any Bonus shall be payable no later than 45 days following the quarterly period to which such Bonus relates, subject to Executive’s employment with the Company on the last day of the quarterly period to which the Bonus relates, except as provided in Section 7. In addition, in the event that, during the Term (as defined below), the Company’s shares are approved for listing on a United States national securities exchange (e.g., the New York Stock Exchange, the NASDAQ Stock Market or NYSE American), the Company shall pay to Executive the sum of $50,000 as a cash bonus for such accomplishment, to be paid upon such listing being effective.

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(d)	Employee Benefits. During the Term and otherwise as set forth herein, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. Further, the Company shall pay the entire group health premium for Executive and any dependents eligible to participate in the Company’s group health plan. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plans and applicable law.

(e)	Vacation; Paid Time Off; Holidays. During the Employment Term, the Executive shall be entitled to paid vacation and paid holidays in accordance with the Company’s policies for executive officers as such policies may exist from time to time. Vacation will be taken at such times and dates as will not interfere with Executive’s duties and responsibilities to the Company.

(f)	Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder and in accordance with the Company’s expense reimbursement policies and procedures.

(g)	Indemnification. During the Term, the Executive shall be entitled to indemnification and insurance coverage for directors’ and officers’ liability (such coverage to be provided through a Company-provided D&O policy), fiduciary liability and other liabilities arising out of the Executive’s position with the Company in any capacity, in an amount not less than the highest amount available to any other senior level executive or member of the Board of Directors and to the full extent provided by or allowable under the Company’s certificate of incorporation or by-laws, and such coverage and protections, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the Term. Any indemnification agreement entered into between the Company and the Executive shall continue in full force and effect in accordance with its terms following the termination of this Agreement.

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6. Term/Renewal. Unless earlier terminated as set forth herein, this Agreement and the status and obligations of Executive thereunder as an employee of the Company (except as provided for below) shall be effective for a period ending one (1) year after the Effective Date (the “Initial Term”) and, after the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term” and, collectively with all Renewal Terms and the Initial Term, the “Term”) unless, either Party gives the other Party sixty (60) days’ advance written notice of its intention not to renew this Agreement at the conclusion of the Initial Term or the then-current Renewal Term, as applicable.

7. Termination of Employment. The Term and Executive’s employment hereunder may be terminated by the Company with or without Cause, or by the Executive with or without Good Reason. In addition, in the event of the Executive’s death or total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (“Disability”) during the Term, the Term and Executive’s employment shall terminate on the date of death or Disability.

(a)	Definition of Cause. For purposes of this Agreement, “Cause” shall mean, subject to the provisions herein:

	(i)	Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

	(ii)	Executive’s willful failure to comply with any valid and legal directive of the Board of Directors; or

	(iii)	Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates; or

	(iv)	Actions by Executive constituting embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; or

	(v)	Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or

	(vi)	Executive’s material breach of any material obligation under this Agreement, which the Executive fails to correct within 10 days after the Executive receives written notice from the Board of Directors of such breach.

(b)	Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term, provided, however that failure of the Company’s shareholders to approve the Share Exchange Agreement or the issuance of additional shares required under the terms of the Share Exchange Agreement shall not constitute “Good Reason” or require the payment of severance to Executive:

	(i)	a material reduction in the Executive’s Base Salary;

	(ii)	a material reduction in Executive’s target bonus opportunity;

	(iii)	a relocation of Executive’s principal place of employment from that set forth in Section 3 by more than thirty-five (35) miles;

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	(iv)	a material breach by the Company of any material provision of this Agreement;

	(v)	at any time following a Change of Control (as defined below), a material change in Executive’s title or responsibilities, or a material diminution by the Company of compensation and benefits (taken as a whole) provided to the Executive immediately prior to a Change of Control.

(c)	Definition of a Change of Control. For purposes of this Agreement, a “Change of Control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (ii) of this definition below, a “Change of Control” shall not be deemed to have occurred if the applicable third party acquiring the Company is an “affiliate” of the Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended):

	(i)	An acquisition (whether directly from the Company or otherwise) of fifty percent (50%) or more of the Company’s then outstanding shares of stock by any “Person” (as that term is used for purposes of Section 13(d) or 14(d) of the Exchange Act or more than one Person acting as a group, immediately after which such Person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act).

	(ii)	Individuals who, as of the Effective Date constitute the entire Board of Directors (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the entire Board of Directors; provided that any individual becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; but provided further, that any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director.

	(iii)	Approval by the Board of Directors and, if required, stockholders of the Company, or execution by the Company of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a Change of Control):

		(A)	A merger, consolidation or reorganization involving the Company, where either or both of the events described in paragraphs (i) and (ii) above would be the result;

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		(B)	A liquidation or dissolution of, or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, the Company; or

		(C)	An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person or more than one Person acting as a group (other than a transfer to a subsidiary of the Company).

(d)	Requirements for Termination.

	(i)	Executive may not terminate the Term and Executive’s employment for Good Reason pursuant to Section 7(b)(i), Section 7(b)(ii), Section 7(b)(iii) or Section 7(b)(iv), unless (x) the Executive, within thirty (30) days following the occurrence of the such condition giving rise to Good Reason, notifies the Company in writing of his intent to terminate with Good Reason; (y) the Company fails to cure such condition within thirty (30) days after being so notified; and (z) the Executive actually terminates no later than thirty (30) days after the end of such thirty (30)-day cure period.

	(ii)	Solely in the case of an event of Cause described in Section 7(a)(i), Section 7(a)(ii) or Section 7(a)(vi), (each, a “Cause Capable of Cure”), the Company may not and shall not terminate the Term and Executive’s employment for Cause unless the Company has provided written notice to Executive of the existence of the circumstances providing grounds for termination for a Cause Capable of Cure, and Executive has had at least fourteen (14) calendar days from the date on which such notice is provided to cure such circumstances to the reasonable satisfaction of the Company and has thereafter not cured such circumstance within such fourteen (14) calendar day period.

(e)	Termination for Cause, Without Good Reason or Company Non-Renewal. Upon (i) termination of the Term and Executive’s employment by the Company for Cause, (ii) termination of the Term and resignation by Executive without Good Reason, or (iii) a non-renewal by the Company under Section 6, the Company shall pay to Executive the following amounts (the “Accrued Amounts”):

	(i)	any accrued but unpaid monthly Base Salary (as provided for in Section 5(a)), any accrued but unpaid monthly equity grants (as provided for in Section 5(b)) and accrued but unused vacation, which shall each be paid on the date required by applicable law;

	(ii)	any bonus compensation awarded for the quarterly period preceding that in which termination occurs, but unpaid on the date of termination (the “Prior Quarterly Period Bonus”);

	(iii)	reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy, and provided that such expenses and required substantiation and documentation are submitted within thirty (30) days following termination;

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	(iv)	such employee benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein; and

	(v)	all amounts otherwise required to be paid or provided by law.

(f)	Termination due to Death or Disability. Upon termination of this Agreement solely as a result of the death or Disability of Executive, Executive or his estate shall receive:

	(i)	the Accrued Amounts; and

	(ii)	a one-time pro rata share (through the termination date) of any Bonus amount for the quarterly period year in which such termination occurred (the “Pro-Rated Bonus”).

(g)	Termination Without Cause or With Good Reason. Upon (i) termination of the Term and Executive’s employment by the Company without or other than for Cause, or (ii) or termination of the Term and resignation by Executive with Good Reason, then:

	(i)	the Company shall pay to Executive the Accrued Amounts and a Pro-Rated Bonus through the date of termination;

	(ii)	the Company shall pay to Executive the sum of three (3) months’ salary, equal to fifteen thousand dollars ($15,000) as a severance payment;

	(iii)	any salary that Executive would have earned through the end of the then-applicable Initial Term or Renewal Term, as applicable, during which the Executive’s employment was terminated;

	(iv)	any unvested incentive awards (whether based in equity or cash, and specifically including, but not limited to, stock options and restricted stock) then held by the Executive shall immediately be vested in full; and

	(v)	any additional Equity Grants to which the Executive would have been entitled pursuant to Section 5(b) for the remainder of the then-applicable Initial Term or Renewal Term, as applicable, had his employment not been so terminated prior to the conclusion of the then-applicable Initial Term or Renewal Term, as applicable, shall be issued and paid to Executive as of the date of termination; and

	(vi)	Section 11 shall no longer be of any force or effect for any period following such termination.

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All cash payments due pursuant to this Section 7(g) shall be paid within 14 days of termination. As a pre-condition or receiving the payments and benefits described in Section 7(g)(ii) through Section 7(g)(vi), inclusive, Executive shall, within 30 days of the Termination Date, sign and return the General Release Agreement in the form annexed hereto as Exhibit “A.

(h)	Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than termination on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other Party hereto in accordance with this Agreement. The Notice of Termination shall specify:

	(i)	The termination provision of this Agreement relied upon;

	(ii)	To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

	(iii)	The applicable Termination Date.

(i)	Executive Duties after Receipt of Notice of Termination for Cause. Subject to the Company affording Executive a reasonable ability to cure a purported Cause Capable of Cure, after the Company gives Executive notice of termination for Cause and prior to termination of employment becoming effective, the Company may, in its sole discretion: (i) require that Executive absent himself from the office; (ii) require that Executive perform no work; (iii) require that Executive abstain from taking any action as a director of the Company or of any affiliate, provided that Executive shall continue to be paid his Base Salary during such period of time.

(j)	Termination Date. The Executive’s “Termination Date” shall be:

	(i)	If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

	(ii)	If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

	(iii)	If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

	(iv)	If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination; and

	(v)	If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination.

(k)	Resignation of All Other Positions. Immediately upon the effective date of any termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned automatically from membership on the Board of Directors or the board of directors of any affiliate of the Company and from any and all offices Executive holds at the Company or any affiliate of the Company.

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8. Cooperation. The Parties agree that certain matters in which the Executive will be involved during the Executive’s employment by the Company may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

9. Confidentiality.

(a)	For purposes of this Agreement, “Confidential Information” is and shall be trade secrets, knowledge, data or other confidential, secret or proprietary information of the Company relating to trade secrets, discoveries, inventions, products and product development, processes, practices, methods, techniques, knowledge, know-how, information relating to governmental relations, technical or other data, designs, formulas, test data, customer and supplier lists, business plans, marketing or manufacturing plans and strategies, and product pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees, subsidiaries or affiliates, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements, which Executive may produce, obtain or otherwise learn of during the course of Executive’s employment and/or association with the Company, and whether produced, obtained, or learned of prior to, as of or following the date hereof.

(b)	At all times both during the Executive’s employment with the Company and thereafter, the Executive shall keep confidential and agrees not to deliver, reproduce, disclose or in any way allow any such Confidential Information to be delivered to or used by any third parties for any purpose (including, without limitation, any purpose harmful to the interests of the Company) except: (i) while employed by the Company and solely in the business of and for the benefit of the Company; (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislature body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information; or (iii) with the specific direction, authorization or consent of a duly authorized representative of the Company.

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(c)	Upon the termination of Executive’s employment with the Company, Executive shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, lab notes and books and data of any nature (electronic or otherwise) describing, including or pertaining to any Confidential Information, and Executive will not take with him any description containing or pertaining to any Confidential Information which Executive may produce or obtain during the course of his services. The terms of this paragraph shall survive termination of this Agreement. Notwithstanding the foregoing, Executive may retain his personal contacts, personal compensation data and, subject to prior approval by the Company, which approval shall not be unreasonably withheld, any documents reasonably needed for tax return preparation purposes.

(d)	Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

	(i)	The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

		(A)	is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

		(B)	is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

	(ii)	If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

		(A)	files any document containing trade secrets under seal; and

		(B)	does not disclose trade secrets except pursuant to court order.

(e)	Nothing herein shall prevent Executive from making a report, or bringing a claim, to any governmental agency, including the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Justice, or the Attorney General of the State of New York.

(f)	The Executive and the Company agree that this covenant regarding confidential information is a reasonable covenant under the circumstances and further agree that if in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

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10. Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

11. Non-Competition and Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agrees as follows:

(a)	During the Executive’s employment with the Company and for a period of one (1) year from the date of termination of Executive’s employment, the Executive shall not, anywhere within the United States either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own, manage, finance, operate, control or otherwise engage or participate in any manner or fashion in an employment, business or other activity competitive with the Company. The post-employment restriction contained in this section shall not apply in the State of California.

(b)	Executive further agrees that, during the Executive’s employment with the Company and for a period of one (1) year from the date of termination of Executive’s employment, the Executive shall not, directly or indirectly, either as a principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, on the Executive’s behalf or any other persons or entity other than the Company or its affiliates, (i) solicit or induce, or attempt to solicit or induce, directly or indirectly, any customer or prospective customer of the Company with whom the Executive has had personal contact within the twelve (12) month period prior to the Executive’s termination date, or (ii) solicit or induce, or attempt to solicit or induce, directly or indirectly any person who is, or during the twelve (12) month period prior to the Executive’s termination date was, an employee or agent of, or consultant to, the Company or any of its affiliates, to terminate its, his or her relationship therewith, or (iii) hire or engage any person who is, or during the twelve (12) month period prior to the Executive’s termination date was, an employee, agent of or consultant to the Company or any of its affiliates.

(c)	Executive understands that the provisions of this Section 11 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but Executive nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, and (v) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in this Section 11. In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that Executive shall not assert that, and it should not be considered that, any provisions of this Section 11 otherwise are void, voidable or unenforceable or should be voided or held unenforceable

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(d)	If a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court or arbitrator of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12. Jury Trial Waiver / Arbitration.

(a)	THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(b)	The Parties agree that this Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, and all matters relating to the to the Executive’s employment hereunder or the termination or non-renewal of such employment (whether or not based on contract, tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act, and/or the Americans with Disabilities Act, as amended), shall be resolved exclusively through mediation/arbitration by JAMS/Endispute in the County of New York in accordance with JAMS’ Streamlined Arbitration Rules and Procedures.

(c)	The terms of this Agreement shall be governed and construed under the laws of the State of New York, except for the arbitration provision which shall be governed by the Federal Arbitration Act.

(d)	In the event of a breach or threatened breach of this Agreement, each Party hereby consents and agrees that the other Party shall be entitled to seek from the arbitrator, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

(e)	Any action or proceeding by either of the Parties to enforce the arbitration provision of this Agreement shall be brought only in a state or federal court located in the State of New York, having jurisdiction over the County of New York. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

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13. Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment pursuant to Section 7 or (b) the Company’s request at any time during the Executive’s employment, the Executive shall: (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

14. Publicity. During the Term, the Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information.

15. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties warrant that, in agreeing to the terms of this Agreement, they have not relied upon any oral statements or upon any written statements not contained in this Agreement. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and the Company. No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

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17. Severability. Should any provision of this Agreement be held by a court or arbitrator of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

(a)	The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

(b)	The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

18. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile and .pdf signatures of this Agreement shall be considered originals for purposes of this Agreement.

20. Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

21. Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986 as amended (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to the Executive under this Agreement would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would be otherwise payable and benefits that would be otherwise provided during the six month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service.

22. Successors and Assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party, to be given or withheld in the sole discretion of the other Party. This Agreement shall inure to the benefit of the Parties and their permitted successors and assigns.

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23. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the Parties at the addresses set forth below (or such other addresses as specified by the Parties by like notice):

If to the Company:

Simplicity Esports and Gaming Company
Attention: Board of Directors
7000 W Palmetto Park Rd, Suite 505
Boca Raton, FL 33433

with a copy to (which will not constitute notice) to:

Anthony L.G., PLLC
Attn: Laura Anthony
625 N. Flagler Drive, Suite 600
West Palm Beach, FL 33401

If to the Executive, to the address for Executive as set forth in the Company’s records.

24. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

25. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the Parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement or as otherwise specifically set forth herein.

26. ACKNOWLEDGMENT OF FULL UNDERSTANDING. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Simplicity Esports and Gaming Company

By:	/s/ Roman Franklin
Name:	Roman Franklin
Title:	President and Chief Operating Officer

Jed Kaplan

By:	/s/ Jed Kaplan
Name:	Jed Kaplan

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EXHIBIT A

GENERAL RELEASE AND COVENANT NOT TO SUE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT:

Roman Franklin (the “Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under the employment agreement (the “Agreement”) made and entered into as of July 29, 2020 (the “Effective Date”), by and between Executive, and Simplicity Esports and Gaming Company (the “Company”) (each individually, “Party,” collectively, the “Parties”), does hereby covenant not to sue or pursue any litigation or arbitration against, and waives, releases and discharges the Company, its parents, subsidiaries, affiliates, divisions, assigns, predecessors, insurers, successors, and the past and present employees, officers, directors, insurers, attorneys, representatives and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees relating to his employment with the Company or service as a member of the Board of Directors of the Company or the termination thereof or his service as an officer or member of the Board of Directors of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law that prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Fair Labor Standards Act, the Civil Rights Act of 1964 and 1991, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York State Civil Rights Law, the New York Equal Pay Law, the New York Whistleblower Law, the New York Workers’ Compensation Law, the New York City Earned Safe and Sick Time Act, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, the New York occupational safety and health laws, the New York wage hour and wage-payment laws, and all claims under Federal, state or local laws for quantum meruit, unjust enrichment, breach of oral promise, wrongful discharge, tortious interference, injurious falsehood, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, and any other common law contract and tort claims; any claims for unpaid or lost benefits or salary, bonus, vacation pay, severance pay, or other compensation; any claims for attorneys’ fees, costs, disbursements, or other expenses; and any claims for damages or personal injury; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Employment Agreement to pay the amounts and provide the benefits upon which this General Release and Covenant Not to Sue is conditioned, or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Releasees or any insurance coverage under any directors and officers insurance or similar policies.

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Executive further agrees that this General Release and Covenant Not to Sue may be pleaded by the Company as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns. Executive understands and confirms that Executive is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under the ADEA.

In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of Executive to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The Parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

Executive agrees that at any time following the date hereof he will not make and shall use all reasonable endeavors to prevent the making of, any disparaging or derogatory statements whether or not the statements are true, whether in writing or otherwise, concerning the Company or its past or current or future directors or officers or employees or consultants, and the Company undertakes that at any time following the date hereof its senior executives will not make and shall use all reasonable endeavors to prevent the making of any disparaging or derogatory statements whether or not the statement is true, whether in writing or otherwise concerning the Executive, excluding in all events any statements required to be made by law, regulation or necessary business practice, or under the public disclosure requirements of any jurisdiction.

No provision of this General Release and Covenant Not to Sue should be read as preventing Executive from making a report to, filing a charge or complaint with, or participating in any investigation or proceeding conducted by, any governmental agency, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Justice, or the Attorney General of the State of New York, or a state or local fair employment practices agency. While Executive may participate in such investigation or proceeding, Executive acknowledges and agrees that Executive waives Executive’s right to recover monetary damages, of any kind, in such investigation or proceeding arising from, or in any way relating to, Executive’s employment with, or separation from, the Company that may have arisen prior to Executive’s signing of this General Release and Covenant Not to Sue. Executive acknowledges that this Release prohibits Executive from pursuing any claims against Employer seeking monetary relief for Executive and/or as a representative on behalf of others.

This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State without regard to principles of conflicts of laws.

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To the extent that Executive is forty (40) years of age or older, this paragraph shall apply. Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, and the Company agrees that Executive may cancel or revoke this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by the Parties to this General Release and Covenant Not to Sue. In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the Company written notice stating that Executive is canceling or revoking this General Release and Covenant Not to Sue. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Agreement, and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

Executive acknowledges and agrees that Executive has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. Executive is hereby advised to consult legal counsel prior to executive this General Release and Covenant Not to Sue.

IN WITNESS WHEREOF, the undersigned has caused this General Release and Covenant Not to Sue to be executed on this _____ day of _________, 20___.

Jed Kaplan

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